Exhibit 11.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Statement on Form 1-A of our report dated August 20, 2020, on the balance sheets of Waverly Labs, Inc.. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to Waverly Lab, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

December 11, 2020